Exhibit 5.1

January 4, 2019

Platinum Eagle Acquisition Corp.

2121 Avenue of the Stars, Suite 2300

Los Angeles, California 90067

Re: Platinum Eagle Acquisition Corp. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Platinum Eagle Acquisition Corp., a Cayman Islands company (the “Company”), in connection with the Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) on November 13, 2018, as amended and supplemented through the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), relating to, among other things, (i) the merger of Algeco US Holdings LLC, a Delaware limited liability company (“Target Parent”), the owner of Target Logistics Management, LLC, a Massachusetts limited liability company (“Target”) with and into Arrow Bidco, LLC, a Delaware limited liability company (“Arrow Bidco”), with Arrow Bidco surviving the merger, pursuant to the terms and subject to the conditions of the agreement and plan of merger, dated as of November 13, 2018, as may be amended from time to time (the “Target Merger Agreement”), by and among the Company, Topaz Holdings LLC, a Delaware limited liability company (f/k/a Topaz Holdings Corp.) and a wholly owned subsidiary of the Company (the “Holdco Acquiror”), Algeco Investments B.V., a Netherlands besloten vennotschap (“Algeco Seller”), Target Parent and Arrow Bidco, and (ii) the merger of Signor Merger Sub LLC, a Delaware limited liability company (f/k/a Signor Merger Sub Inc.) and a wholly-owned subsidiary of the Company and sister company to the Holdco Acquiror (“Signor Merger Sub”) with and into Arrow Parent Corp., a Delaware Corporation (“Signor Parent”), the owner of Arrow Bidco and RL Signor Holdings, LLC, a Delaware limited liability company (“Signor”), with Signor Parent, as sole parent of Arrow Bidco, surviving the merger, pursuant to the terms and subject to the conditions of the agreement and plan of merger, dated as of November 13, 2018, as may be amended from time to time (the “Signor Merger Agreement” and, together with the Target Merger Agreement, the “Merger Agreements”), by and among the Company, the Holdco Acquiror, Signor Merger Sub, Signor Parent and Arrow Holdings S.a.r.l., a Luxembourg société à responsabilité limitée (“Arrow Seller”) (the transactions contemplated by the Merger Agreements, the “Business Combination”), and (iii) as a condition to the effectiveness of the Business Combination, the proposal of the Company to change its jurisdiction of incorporation by discontinuing as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”).

Immediately following the transactions contemplated by the Signor Merger Agreement and prior to the transactions contemplated by the Target Merger Agreement, Signor Parent will merge with and into the Holdco Acquiror, with the Holdco Acquiror surviving the merger. Upon the consummation of the Business Combination, the Holdco Acquiror will become the sole parent of Arrow Bidco, which shall be the sole parent of each of Target and Signor and a wholly owned subsidiary of the Company.

Prior to and as a condition of the Business Combination, the Company will change its jurisdiction of incorporation by effecting a deregistration under Article 206 of the Cayman Islands Companies Law and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication (the “Certificate of Domestication”) simultaneously with the Interim Domestication Charter (as defined below), in each case, in respect of the Company with the Secretary of State of the State of Delaware (the “DE Secretary of State”). The Domestication is subject to the approval of the shareholders of the Company. The Domestication is expected to be effectuated three calendar days prior to the closing of the Business Combination (the “Closing”). The continuing entity following the Domestication will continue to be named Platinum Eagle Acquisition Corp. (“Platinum Eagle Delaware”). Concurrent with the Closing, the post-Business Combination company will be renamed Target Hospitality Corp. (“Target Hospitality”) and a new amended and restated certificate of incorporation of Target Hospitality will be filed with the DE Secretary of State (the “Target Hospitality Charter”).

On the effective date of the Domestication, the Company’s currently issued and outstanding Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”), and Class B ordinary shares, par value $0.0001 per share (“Class B ordinary shares”), will automatically convert by operation of law, on a one-for-one basis, into shares of Class A common stock, par value $0.0001 per share (“Platinum Eagle Delaware Class A common stock”), and shares of Class B common stock, par value $0.0001 per share (“Platinum Eagle Delaware Class B common stock” and, together with the Platinum Eagle Delaware Class A common stock, the “Platinum Eagle common stock”), of Platinum Eagle Delaware, respectively. Similarly, all of Platinum Eagle’s outstanding warrants will become warrants to acquire the corresponding shares of Platinum Eagle Delaware Class A common stock and no other changes will be made to the terms of any outstanding warrants as a result of the Domestication. In addition, all of Platinum Eagle’s outstanding units will become units of Platinum Eagle Delaware and after the effectiveness of the Domestication and before the Closing, each outstanding unit of Platinum Eagle Delaware (each of which consists of one share of Platinum Eagle Delaware Class A common stock and one-third of one warrant to purchase one share of Platinum Eagle Delaware Class A common stock) will be separated into its component common stock and warrants. In connection with the Closing, each currently issued and outstanding share of Platinum Eagle Delaware Class B common stock will automatically convert, on a one-for-one basis (subject to adjustment pursuant to the certificate of incorporation of Platinum Eagle Delaware to be filed with the DE Secretary of State (the “Interim Domestication Charter”)), into shares of Platinum Eagle Delaware Class A common stock, in accordance with the terms of the Interim Domestication Charter. Immediately thereafter, each currently issued and outstanding share of Platinum Eagle Delaware Class A common stock will automatically convert by operation of law, on a one-for-one basis, into shares of common stock, par value $0.0001 per share, of Target Hospitality (“Target Hospitality common stock”). Similarly, all of the outstanding warrants of Platinum Eagle Delaware will become warrants to acquire the corresponding shares of Target Hospitality common stock and no other changes will be made to the terms of any outstanding warrants as a result of the Closing. The Business Combination is subject to satisfaction or waiver of a number of conditions, including, among others, approval and adoption of the Merger Agreements by the Company’s shareholders as well as completion of the Domestication.

January 4, 2019 Page 2

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Target Merger Agreement; (iii) the Signor Merger Agreement; (iv) the form of Interim Domestication Charter of Platinum Eagle Delaware to be effective upon the Domestication; (iv) the form of Target Hospitality Charter of Target Hospitality to be effective upon the Closing; (v) the form of bylaws of Platinum Eagle Delaware to be effective upon the Domestication, which will become the bylaws of Target Hospitality following the Closing (the “Bylaws”); (v) the Warrant Agreement, dated as of January 11, 2018, between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”); (vi) a Specimen Unit Certificate of the Company; and (vii) the Underwriting Agreement, dated January 11, 2018, between the Company and Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters (the “Underwriting Agreement”).

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including with respect to the filing procedure for effecting a domestication under Section 388 of the DGCL.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

1. Prior to effecting the Domestication: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the shareholders of the Company will have approved, among other things, the Merger Agreements and the Domestication; and (iii) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained;

2. The current draft of each of the Interim Domestication Charter and the Target Hospitality Charter, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the DE Secretary of State in accordance with Section 103 of the DGCL, that no other certificate or document, other than the Certificate of Domestication as required under Section 388 of the DGCL, has been, or prior to the filing of the Interim Domestication Charter will be, filed by or in respect of the Company with the DE Secretary of State and that the Company will pay all fees and other charges required to be paid in connection with the filing of each of the Interim Domestication Charter and the Target Hospitality Charter; and

3. Prior to the issuance of the shares of Platinum Eagle Delaware common stock and the subsequent issuance of Target Hospitality common stock: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the shareholders of the Company will have approved and adopted the Merger Agreements; (iii) the Business Combination, the Domestication and the other transactions contemplated by the Merger Agreements to be consummated concurrent with or prior to the Business Combination will have been consummated; and (iv) the Business Combination will have become effective under the DGCL.

In giving the following opinions, we have relied (without further verification) upon the legal opinion of Maples and Calder filed as Exhibit 5.2 to the Company’s registration statement on Form S-1/A (No. 333-222279) filed on January 9, 2018.

Based upon and subject to the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. Upon the filing of the Certificate of Domestication simultaneously with the Interim Domestication Charter with the DE Secretary of State, the Domestication will become effective and the Company will continue as a corporation incorporated under the laws of the State of Delaware.

2. Upon effectiveness of the Domestication, the issued and outstanding Class A ordinary shares and Class B ordinary shares will automatically convert, by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of Platinum Eagle Delaware Class A common stock and Platinum Eagle Delaware Class B common stock, respectively.

3. Upon effectiveness of the Domestication, each of the Company’s issued and outstanding warrants will be a valid and binding obligation of Platinum Eagle Delaware, enforceable against Platinum Eagle Delaware in accordance with its terms.

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4. Upon effectiveness of the Domestication, each of the Company’s outstanding units will be a valid and binding obligation of Platinum Eagle Delaware, enforceable against Platinum Eagle Delaware in accordance with its terms.

5. Upon the effectiveness of the Closing, each currently issued and outstanding share of Platinum Eagle Delaware Class B common stock will automatically convert, on a one-for-one basis (subject to adjustment pursuant to the Interim Domestication Charter) into duly authorized, validly issued, fully paid and non-assessable shares of Platinum Eagle Delaware Class A common stock and immediately thereafter, each currently issued and outstanding share of Platinum Eagle Delaware Class A common stock will automatically convert, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of Target Hospitality common stock.

6. Upon effectiveness of the Closing, each of the issued and outstanding warrants of Platinum Eagle Delaware will be a valid and binding obligation of Target Hospitality, enforceable against Target Hospitality in accordance with its terms.

The opinions expressed herein are based upon and limited to the laws of the State of New York and the DGCL (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinions expressed herein that are based on the laws of the State of New York are limited to the laws generally applicable in transactions of the type covered by the Registration Statement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP